[The following quarterly financial report was printed in a 11 x 8 1/2 landscrape presentation. While five (5) pages are presented here, the actual report produced was a one page 3-fold format.]


          TO OUR SHAREHOLDERS




October 28, 1996


Dear Shareholder:

We are  pleased  to inform  you that the
Board of Directors  has  increased  your
quarterly   dividend   for  the  quarter
ending September 30, 1996 to $0.10 per share. Enclosed is your dividend check for the third quarter.

Abigail  Adams  National  Bancorp,  Inc.
reported  net  income  of  $783,000,  or
$0.73  per  share,  for the  first  nine
months of 1996, for an annualized return
on   average   assets  of  1.15%.   This
reflects  a 25%  increase  in net income
over the  same  period  of  1995.  Total
assets  have  also  increased  over  the
prior   year,   growing   over   40%  to
$111,000,000.  As always, we continue to
maintain  our  well-capitalized   status
(the top capital rating).

In addition to our internal  growth,  we
remain   committed  in  our  efforts  to
expand.  On October 21, 1996,  we opened
our new full service branch at 1604 17th
Street,   Dupont  Circle  East,  in  the
District  of   Columbia.   We  are  also
currently negotiating locations for new branches, and several stand-alone ATM's.

We  take  great  satisfaction  in  these
accomplishments   as   well  as  in  our
eighteen years of outstanding service to
our customers.  Over the years,  we have
faithfully   served  the  needs  of  our
non-profit,     small    business    and
commercial   real   estate    customers,
offering a high level of personalized service without the bureaucracy of a large bank environment. We appreciate our customers' business and value each as important. If you are not already banking at the Adams National Bank, please support the growth of your stock by doing so. We believe you will find it a rewarding experience.



Sincerely,

/s/ Barbara Davis Blum
----------------------
Barbara Davis Blum
Chairwoman, President & CEO


[Page:   Folded  inside  right  page  or
unfolded outside left page.]

           BOARD OF DIRECTORS







---------------------------------------
Barbara Davis Blum
Chairwoman, President and
Chief Executive Officer
The Adams National Bank

Shireen L. Dodson
Assistant Director
Center for African American
Histroy and Culture
Smithsonian Institution

Susan Hager
Chairwoman and Chief Executive Officer
Hager Sharp, Inc.

Jeanne D. Hubbard
Executive Vice President
First Sentry Bank

Clarence L. James, Jr., Esquire
Executive Director
Executive Leadership Council

Steve Protulis
Executive Director
National Council of Senior Citizens

Marshall T. Reynolds
Chairman & President
Champion Industries, Inc.

Robert L. Shell, Jr.
Chief Executive Officer
Guyan International

Dana B. Stebbins, Esquire
Partner
Wilkes, Artis, Hedrick & Lane

Susan J. Williams
President
Bracy Williams & Company


FDIC  Equal Housing   [union logo here]
         Lender

[Page: Outside back middle page]

             ABIGAIL ADAMS
         NATIONAL BANCORP, INC.







-----------------------
     September 30, 1996





     [Mural Artwork appears here]































                                      3
                    Third Quarter Report

[Page: Left folded front cover.]



Balance Sheet         Abigail Adams National Bancorp, Inc.
----------------------------------------------------------
($ IN THOUSANDS)
(UNAUDITED)

                                        September 30,
                                       1996       1995
                                       ----       ----
Assets:
Cash and due from banks             $   6,571    $   4,004
Short-term investments                 26,277          817
Securities (market value of
  $13,371 and $14,293 in 1996
  and 1995, respectively)              13,351       14,205
Loans                                  63,343       59,652
 Less:  Allowance for loan losses      (1,279)      (1,271)
                                       ------       ------
  Loans, net                           62,064       58,381
Other real estate                         105         --
Other assets                            2,216        1,479
                                        -----        -----
     Total assets                   $ 110,584    $  78,886
                                    =========    =========

Liabilities and
  Stockholders' Equity:
Deposits                            $  94,878    $  69,965
Short-term borrowings                   2,075        1,761
Long-term debt                           --            205
Other liabilities                         726          540
                                          ---          ---
  Total liabilities                    97,679       72,471
Stockholders' equity                   12,905        6,415
                                       ------        -----
  Total liabilities and
    stockholders' equity            $ 110,584    $  78,886
                                    =========    =========


Selected Data         Abigail Adams National Bancorp,Inc.
----------------------------------------------------------
September 30, 1996 and 1995
(UNAUDITED)

                                     1996      1995
                                     ----      ----
Allowance for loan losses as a
  percentage of loans                 2.02%   2.13%
Average equity to average assets      9.23%   7.36%
Return on average assets              1.15%   1.01%
Net interest margin                   5.32%   5.37%


[Page: Inside left page.]


Statement of Income                        Abigail Adams National Bancorp, Inc.
--------------------------------------------------------------------------------
($ IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

                                     Three months ended:     Nine months ended:
                                       September 30,           September 30,
                                      1996       1995        1996       1995
                                      ----       ----        ----       ----
Interest income:
  Interest and fees on loans           $ 1,514   $ 1,519   $  4,494   $  4,416
  Interest on securities                   180       215        532        658
  Interest on short-term investments       244        30        474        106
                                           ---        --        ---        ---
    Total interest income                1,938     1,764      5,500      5,180

Interest expense:
  Interest on deposits                     711       662      2,045      1,986
  Interest on short-term borrowings         28        22         80         71
  Interest on long-term debt               --          3          4         11
                                            --        --         --         --
    Total interest expense                 739       687      2,129      2,068
                                           ---       ---      -----      -----

    Net interest income                  1,199     1,077      3,371      3,112

Provision for loan losses                  (50)       --        (50)        --
                                           ---                  ---
    Net interest income after
       provision for loan losses         1,249     1,077      3,421      3,112

Other income:
  Service charges on deposits              189       193        537        563
  Other income                              83        32        142         80
                                            --        --        ---         --
    Total other income                     272       225        679        643

Other expense:
  Salaries and employee benefits           461       410      1,346      1,239
  Net occupancy expense                    197       182        552        559
  Professional fees                         72       124         87        302
  Data processing expense                   85        71        258        205
  Other operating expense                  236       180        616        589
                                           ---       ---        ---        ---
    Total other expense                  1,051       967      2,859      2,894
                                         -----       ---      -----      -----

    Income before taxes                    470       335      1,241        861

Income tax expense                         172        93        458        237
                                           ---        --        ---        ---
    Net income                          $  298  $    242   $    783  $     624
                                        ======  ========   ========  =========
    Net income per share                $ 0.20  $   0.28   $   0.73  $    0.73
                                        ======  ========   ========  =========

    Weighted average number
       of shares used to compute EPS  1,502,192  854,532  1,077,659    854,532

   [Page: Inside middle page]                        [Page: Inside right page]